Exhibit 1.1

August 11, 2015

Derek Diasti

Chief Executive Officer

Sun Dental Holdings, LLC

1800 9th Ave N

St. Petersburg, Florida 33713

Dear Derek:

We are pleased to confirm the understanding and agreement (this “Agreement”) between VRA Partners, LLC (“VRA”) and Sun Dental Holdings, LLC (the “Company”) as follows:

1.	The Company hereby engages VRA to act as its exclusive placement agent and broker-dealer in connection with a Regulation A Tier 2 Funding (the “Proposed Transaction”) of up to $50 million of its common units (or such other security as may be determined) (the “Securities”). The Company authorizes VRA to arrange a placement of Securities at a price satisfactory to the Company.

2.	VRA hereby accepts the engagement described in paragraph 1 of this Agreement and agrees, if requested by the Company, to:

(a)	provide advisory services, including financial analysis and transaction feasibility analysis of the Proposed Transaction; and

(b)	consult with and advise the Company concerning opportunities for a placement for the Company that have been identified by VRA or others and participate on the Company’s behalf in negotiations for such placement.

3.	The placement of Securities is to be made directly by the Company to the purchasers pursuant to agreements entered into by the purchasers and the Company. For purposes of this Agreement:

(a)	VRA will not have any rights or obligations in connection with the placement of the Securities contemplated by this Agreement, except as expressly provided herein. In no event will VRA be obligated to purchase the Securities for its own account or to place the Securities.

(b)	If another registered broker-dealer identifies a prospective purchaser of the Securities to VRA or the Company, and VRA and the Company agree that including such broker-dealer and its prospective purchaser would assist the Company in consummating the Proposed Transaction, then VRA will use its reasonable best efforts to enter into a written agreement with

Mr. Derek Diasti

Sun Dental Holdings, LLC

August 11, 2015

such broker-dealer regarding a sales commission payable by VRA in cash upon the closing of the Securities purchased by the purchaser identified by such broker-dealer.

(c)	The Company will comply with all requirements of Regulation A promulgated pursuant to the Securities Act of 1933, as amended (the “Act”), including, without limitation, the Tier 2 offering requirements that:

(i)	The Company will file a Form 1-A with the Securities and Exchange Commission (the “Commission”). VRA will have the right to approve the Form 1-A, which approval will not be unreasonably withheld. The Company will not make any other filings with the Commission with respect to the offer and sale of the Securities without VRA’s prior consent, which consent will not be unreasonably withheld.

(ii)	The Company will limit sales by selling securityholders in its initial Regulation A offering and any subsequently qualified Regulation A offering within the first 12-month period following the date of qualification of the initial Regulation A offering to no more than 30% of the aggregate offering price.

(iii)	The Company will limit the amount of securities that an investor who is not an accredited investor under Rule 501(a) of Regulation D can purchase in a Tier 2 offering to no more than: (a) 10% of the greater of annual income or net worth (for natural persons); or (b) 10% of the greater of annual revenue or net assets at fiscal year end (for non-natural persons).

(d)	The Company agrees to take such action (if any) as VRA may reasonably request to qualify the Securities for offer and sale under the securities laws of such states as VRA may specify; provided that in connection therewith the Company will not be required to qualify as a foreign corporation or file a general consent to service of process. The Company agrees that it will make all filings or take all other action required under applicable state securities laws to permit the sale of the Securities.

(e)	In order to allow proper coordination of the proposed financing, during the term of this engagement, the Company will promptly notify VRA of any potential purchasers known to the Company to be interested in purchasing any Securities. In addition, the Company will keep VRA fully and promptly informed of the status of any discussions or negotiations between the Company and any potential purchaser of Securities.

Mr. Derek Diasti

Sun Dental Holdings, LLC

August 11, 2015

4.	The Company shall make available to VRA all information (“Information”) concerning the Company and any of its subsidiaries (as and if reasonably available) which VRA reasonably requests in connection with the performance of its obligations hereunder. All such Information provided by or on behalf of the Company shall be complete and accurate in all material respects, and VRA may rely upon the accuracy and completeness of all such Information without independent verification. VRA will assume no responsibility for the independent verification of such Information. Until 12 months following the termination or expiration of VRA’s engagement hereunder, except as required by applicable law, VRA shall keep confidential all non-public information provided to it by the Company, and VRA shall not disclose such information to any third-party, other than such of its employees and advisors as VRA determines to have a need to know such information, all of whom shall be advised by VRA of the confidentiality of such information. VRA will assist the Company in preparing a Form 1-A (the “Offering Circular”) for use in connection with the offering of the Securities. The Company will be solely responsible for the contents of the Offering Circular and any and all other oral or written communication provided to any actual or prospective purchaser of the Securities with the approval of the Company, and the Company represents and warrants that the Offering Circular and such other communication will not, as of the date of the offer or sale of the Securities, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Company authorizes VRA to provide the Offering Circular and such other communications to prospective purchasers of the Securities.

5.	The Company may refuse to discuss or negotiate the Proposed Transaction for any reason whatsoever and may terminate negotiations with any party at any time.

6.	As compensation for the services rendered by VRA hereunder, the Company shall pay VRA a non-refundable retainer fee of $50,000 due upon signing of this Agreement, plus a fee of 4.5% of the amount of any Securities sold by the Company in cash upon the closing of the Proposed Transaction.

7.	The Company shall reimburse VRA upon request for its reasonable expenses (including, without limitation, legal and other professional fees and expenses) incurred in connection with its engagement hereunder with respect to the services to be rendered by it; provided that, except as otherwise contemplated by Annex A hereto, such expenses will not exceed $25,000 without the prior consent of the Company. In addition to the provisions of Annex A, if any personnel of VRA shall be required to testify or otherwise participate in connection with a legal proceeding related to this engagement, the Company agrees to pay VRA $3,000 per diem as reasonable compensation for each such individual’s participation.

Mr. Derek Diasti

Sun Dental Holdings, LLC

August 11, 2015

8.	The Company agrees to the provisions with respect to the indemnification of VRA and other matters set forth in Annex A, the terms of which are hereby incorporated into this Agreement in their entirety.

9.	The Company acknowledges that various communications systems and networks do not necessarily represent a secure environment in which to conduct communications. Nevertheless, the Company authorizes VRA to use such systems (including sending and receiving electronic mail) for communication of sensitive information to or about the Company.

10.	Except as required by applicable law or as provided specifically herein, any advice or material to be provided by VRA under this Agreement shall not be disclosed publicly or made available to third parties without the prior approval of VRA, and accordingly such advice or material shall only be relied upon by the person or entity to whom such advice or material is directed.

11.	The Company agrees that VRA has the right, at it’s own expense, (a) to place advertisements in financial and other newspapers and journals (including electronic versions thereof) describing its services to the Company hereunder and (b) to use the Company’s corporate logo in such advertising or related promotional materials (including electronic versions thereof) concerning VRA’s services hereunder; provided that such advertisements (other than those appearing in trade journals or other marketing materials of VRA) will require the prior approval of the Company (which approval shall not be unreasonably withheld).

12.	Subject to the provisions of this paragraph 12, Annex A, and paragraphs 3 through 11 and 13 through 17, which shall survive any termination of this Agreement, either party may terminate VRA’s engagement hereunder at any time and for any reason or no reason by giving the other party at least 10 days prior written notice. If during the period of 12 months following such termination, the Company sells any Securities or securities of the same or a similar class as the Securities to purchasers contacted by VRA in its capacity as placement agent hereunder, the Company will pay VRA upon completion of such Sale the fee as described under paragraph 6.

13.	Subject to the provision of paragraph 3(b), the Company and VRA acknowledge and agree that there are no brokers, representatives or other persons which have an interest in compensation due to VRA from any transaction contemplated herein. All fees and expenses payable hereunder are net of applicable withholding, sales or similar taxes.

Mr. Derek Diasti

Sun Dental Holdings, LLC

August 11, 2015

14.	It is understood and agreed that VRA will act under this Agreement as an independent contractor with duties solely to the Company and that VRA is not providing any tax, legal, accounting, regulatory or other similar advice to the Company. Nothing in this Agreement, express or implied, shall he deemed to create a fiduciary or agency relationship between VRA and the Company or its stockholders or is intended to confer on any person or entity other than the parties hereto or their respective successors and assigns, any relationship, rights or remedies under or by reason of this Agreement or as a result of the services to be rendered by VRA hereunder.

15.	The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

16.	This Agreement may not be amended or modified except in writing signed by the parties hereto and shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to conflicts of law principles thereof. The Company and VRA hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Georgia and of the United States District Courts located in the City of Atlanta for any lawsuits, claims or other proceedings arising out of or relating to this Agreement and agree not to commence any such lawsuit, claim or other proceeding except in such courts. The Company and VRA hereby irrevocably and unconditionally waive any objection to the laying of venue of any lawsuit, claim or other proceeding arising out of or relating to this Agreement in the courts of the State of Georgia or the United States District Courts located in the City of Atlanta, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such lawsuit, claim or other proceeding brought in any such court has been brought in any inconvenient forum. Any right to trial by jury with respect to any lawsuit, claim or other proceeding arising out of or relating to this Agreement or the services to be rendered by VRA hereunder is expressly and irrevocably waived.

17.	The benefits of and liabilities and obligations under this Agreement shall inure to and be binding upon the respective successors and assigns (whether by merger or otherwise) of the parties hereto and of the Indemnified Persons hereunder and their successors, assigns and representatives.

Mr. Derek Diasti

Sun Dental Holdings, LLC

August 11, 2015

If the foregoing correctly sets forth the understanding and agreement between VRA and the Company, please so indicate in the space provided for that purpose below, whereupon this Agreement (including Annex A hereto) shall constitute a binding agreement as of the date first above written.

VRA PARTNERS. LLC

By:	/s/ Mark A. Loeffler
Mark A. Loeffler Managing Director

Agreed to and Accepted this

18 day of August, 2015:

SUN DENTAL LABS, LLC

By:	/s/ Derek Diasti
Derek Diasti Chief Executive Officer

cc:	Darrell C. Smith, Esq Douglas J. McCartney

Annex A

In connection with the engagement of VRA to assist the Company as set forth in this Agreement, including amendments to such engagement and related activities prior to the date of this Agreement (the “Engagement”), the Company agrees that it will indemnify and hold harmless VRA and its affiliates and their respective directors, officers, partners, members, agents and employees and each other person controlling VRA or any of its affiliates (collectively, the “Indemnified Parties”), to the full extent lawful, from and against any losses, damages, claims or expenses incurred by the Indemnified Parties (collectively, “Losses”) related to or arising out of the Engagement or any transaction or conduct in connection therewith, except that this right to indemnification shall not apply with respect to any Losses that are finally judicially determined to have resulted primarily from the gross negligence or willful misconduct of such Indemnified Party.

In the event that the foregoing indemnity is unavailable to any Indemnified Party for any reason (other than as a result of having resulted primarily from the gross negligence or willful misconduct of the Indemnified Parties), the Company agrees to contribute to any Losses related to or arising out of the Engagement or any transaction or conduct in connection therewith as follows. Each of VRA and the Company shall contribute in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by VRA, on the one hand, and by the Company and its security holders, on the other hand, from the actual or proposed transaction arising in connection with the Engagement, and if such allocation is judicially unavailable or insufficient to hold such Indemnified Party harmless, each of VRA and the Company shall contribute in such proportion as is appropriate to reflect not only the relative benefits as set forth above, but also the relative fault of each of us in connection with the statements, omissions or other conduct that resulted in such Losses, as well as any other relevant equitable considerations. Benefits received (or anticipated to be received) by the Company and its security holders shall be deemed to be equal to the aggregate cash consideration and value of securities or any other property payable in such transaction, and benefits received by VRA shall be deemed to be equal to the compensation payable by the Company to VRA in connection with the Engagement (exclusive of amounts paid for reimbursement of expenses or paid under this Annex A). Relative fault shall be determined by reference to, among other things, whether any alleged untrue statement or omission or any other alleged conduct relates to information provided by the Company or other conduct by the Company (or its employees or other agents), on the one hand, or by VRA, on the other hand. VRA and the Company agree that it would not be just and equitable if contribution were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to above. Notwithstanding anything to the contrary above, except as otherwise provided by law, in no event shall VRA be responsible for any amounts in excess of the amount of the compensation actually paid by the Company to VRA in connection with the Engagement (exclusive of amounts paid for reimbursement of expenses or paid under this Annex A).

The Company agrees that it will not, without the prior written consent of VRA, which will not be unreasonably withheld, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened claim or proceeding related to or arising out of the Engagement or other conduct in connection therewith (whether or not VRA or any Indemnified Party is a party to such claim or proceeding) unless such settlement, compromise, consent or termination (i) includes a release of each Indemnified Party from all liabilities arising out of the Engagement or any conduct in connection therewith and (ii) does not include a statement as to or an admission of fault, culpability, or failure to act by any Indemnified Party. The Company also agrees to promptly reimburse each Indemnified Party for all reasonable expenses (including the reasonable fees and expenses of counsel) within a reasonable time after they are incurred by such Indemnified Party in connection with investigating, preparing for, defending, or providing evidence in, any pending or threatened claim or proceeding related to or arising out of the Engagement or other conduct in connection therewith or otherwise in respect of which indemnification or contribution may be sought hereunder (whether or not VRA or any Indemnified Party is a party to such claim or proceeding) or in enforcing the Agreement (including this Annex A).

If indemnification is to be sought hereunder by an Indemnified Party, then such Indemnified Party will promptly notify the Company of the commencement of any action or proceeding in respect thereof; provided, however, that the failure so to notify the Company will not relieve the Company from any liability hereunder, except to the extent that it is materially prejudiced by such failure, and will not relieve the Company from any other liability that it may otherwise have to such Indemnified Party. Following such notification, the Company may elect in writing to assume the defense of such action or proceeding, with counsel reasonably satisfactory to the Indemnified Party, and upon such election, the Company will not be liable for any legal costs subsequently incurred by such Indemnified Party (other than reasonable costs of investigation) in connection therewith, unless (i) the Company has failed to provide counsel reasonably satisfactory to such Indemnified Party in a timely manner, (ii) counsel which has been provided by the Company reasonably determines that its representation of such Indemnified Party would present it with a conflict of interest, or (iii) such Indemnified Party reasonably concludes that there may be legal defenses available to it or any other Indemnified Party that are different from or in addition to those available to the Company. In any action or proceeding the defense of which the Company assumes the Indemnified Party will have the right to participate in such litigation and to retain its own counsel at such Indemnified Party’s own expense.

The Company further agrees that the Indemnified Parties shall have no liability (regardless of the legal theory advanced) to the Company or any other person, or in connection with the Engagement or other conduct in connection therewith except for Losses incurred by the Company that are finally judicially determined to have resulted primarily from the gross negligence or willful misconduct of the Indemnified Parties.

The agreement of the Company in this Annex A shall apply whether or not any Indemnified Party is a formal party to any lawsuit, claim or other proceeding and is in addition to any rights VRA or any other Indemnified Party may have at common law or otherwise.